EXHIBIT 10.9

3 West Plumeria Dr	main 408.570.9700	www.SELECTICA.com
San Jose, Ca 95134-2111	fax 408.570.9705

September 11, 2006

Dear Bill:

Selectica, Inc. (the “Company”) is pleased to offer you a position as the Chief Financial Officer, as a regular fulltime employee, reporting to the Chief Executive Officer. The terms and conditions of your offer will be as follows:

1.

Salary: You will be a salaried exempt employee. Your starting salary will be $18,750.00 per month ($225,000.00 per annum), and you will be paid on the 15th and last day of each month. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments that are inconsistent with your obligations to the Company.

2.	Signing Bonus: You will also receive a sign on bonus in the amount of $20,000.00 less applicable employment taxes payable on the first payroll cycle after the commencement of your employment. If the you resign from the Company before completing 12 months of continuous employment, then the you shall immediately return a “pro rata portion” of the after-tax amount of the signing bonus to the Company in a check made payable to the Company. A pro rata portion is determined by multiplying the after-tax amount of the signing bonus by a quotient, the numerator of which is 12 less the number of full months of employment completed as of the date of resignation and the denominator is 12.

3.	Incentive: You will be eligible for a performance incentive of $20,000.00 less applicable employment taxes payable in February 2007 provided you deliver results against the performance objectives to be set by Stephen Bennion and you during the first 45 days of your employment with Selectica.

4.	Stock Options: Subject to Board approval, you will receive an option to purchase 150,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock per share on the day when your option is granted by the Company’s Board of Directors. You will vest 25% of the option shares after 12 months of continuous service, and the remaining balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

5.

Restricted Shares: Subject to Board approval, the Company shall grant you 50,000 restricted shares of the Company’s Common Stock under the Plan (the “Shares”). All of the Shares shall vest on the earliest Permissible Trading Day after the close of the second consecutive fiscal quarter for which the Company’s consolidated financial statements, as reported on a Form 10-K or Form 10-Q filed

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3 West Plumeria Dr	main 408.570.9700	www.SELECTICA.com
San Jose, Ca 95134-2111	fax 408.570.9705

with the Securities and Exchange Commission, show that the Company earned net income. In addition, (i) 50% of the Shares shall become vested if the Company is subject to a Change in Control and (ii) 50% of the Shares shall become vested if (A) the Company is subject to a Change in Control and (B) you, within 12 months after such Change in Control, are subject to an Involuntary Termination. The grant of the Shares shall be subject to the other terms and conditions set forth in the Plan and the Company’s form of Restricted Stock Agreement.

6.	Proprietary Information And Inventions Agreement: As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A.

7.	Benefits: You will be entitled to receive employee benefits, including vacations and holidays, under the Company’s standard employee benefits program, as it may be amended from time to time. Your eligibility to receive employee benefits will be subject in each case to the generally applicable terms and conditions of the benefit plan in question and to the determination of any person or committee administering such plan.

8.	Period of Employment: Your employment with the Company will be “at will” meaning that either you or the Company will be entitled to terminate our employment at any time for any reason, with or without cause. Any contrary representations that have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only changed in an express written agreement signed by you and an authorized officer of the Company.

9.	Outside Activities: During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. While you render services to the Company, you also will not assist any other person or organization in competing with the Company or in preparing to compete with the Company or in hiring any employees of the Company.

10.	Entire Agreement: Other than your stock option (the terms of which shall be determined by the Company’s Board of Directors in its sole discretion and evidenced and governed by the applicable stock option agreement and 1999 Equity Incentive Plan), this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

11.	Modifications: Any additions or modifications of these terms will have to be in writing and signed by you and an officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

12.	Senior Staff Executive Change in Control Provisions: In the event of a change of control and within 12 months thereafter, either (A) the Company terminates your employment with the Company for a reason other than Cause or Permanent Disability or (B) you resign for Good

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3 West Plumeria Dr	main 408.570.9700	www.SELECTICA.com
San Jose, Ca 95134-2111	fax 408.570.9705

Reason; and you have executed a General Release (Exhibit A of the Severance Agreement) by the Company of all known and unknown claims that you may then have against the Company, you will be eligible for the following:

•	12 months Severance Compensation

•	12 months COBRA Fringe Benefits

•	Restricted Shares Vesting (pursuant to Section 5 of this Agreement)

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

We believe there is a tremendous opportunity in your joining Selectica’s Executive Team at this time. We hope that you find the foregoing terms acceptable, and look forward to the start of your new career with the Company.

This offer is effective as of September 25, 2006. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

This offer is contingent upon the successful completion a background check. Please find a background check consent form enclosed to be returned to Dinesh Salve in Human Resources.

This offer of employment supersedes any prior offers of employment with Selectica and will expire at the close of business on September 13, 2006.

Sincerely,

/s/ Stephen Bennion
Stephen Bennion
Chief Executive Officer
SELECTICA, INC.

Agreed and accepted on, 9/12/2006

/s/ Bill Roeschlein	9/25/06
Signature	Start Date

Bill Roeschlein
Print Name
Enclosure Proprietary Information and Inventions Agreement Background Consent Form

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